Exhibit 5.1

May 22, 2003

Concerto Software, Inc.

6 Technology Park Drive

Westford, Massachusetts 01886

Re:	Registration Statement on Form S-8 Relating to the

Concerto Software, Inc. 2000 Stock Option Plan, as amended (the “Plan”)

Ladies and Gentlemen:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by Concerto Software, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 331,391 shares of Common Stock, $.10 par value, of the Company (the “Shares”).

We are counsel to the Company and are familiar with the proceedings of its stockholders and Board of Directors. We have examined original or certified copies of the Company’s Restated Certificate of Incorporation, the Company’s amended and restated by-laws, the corporate records of the Company to the date hereof, and such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion letter.

We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares issued or proposed to be issued by the Company pursuant to the Plan will be, upon receipt of the consideration provided for in the Plan, validly issued, fully paid and nonassessable after issuance of such Shares in accordance with the terms of the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    Testa, Hurwitz & Thibeault, LLP

TESTA, HURWITZ & THIBEAULT, LLP